EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-98202, 333-3878 and 333-85639) of Flushing Financial Corporation of our report dated January 22, 2002, relating to the consolidated financial statements, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K.


/S/ PRICEWATERHOUSECOOPERS LLP


New York, New York

March 29, 2002